Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES QUARTERLY DIVIDEND

GREENCASTLE, PA – January 15, 2009– The Board of Directors of Tower Bancorp, Inc. declared a first quarter cash dividend of $.28 per share at their January 14, 2009 meeting.  The dividend will be paid on February 16, 2009 to shareholders of record as of February 2, 2009.

Jeff Shank, President and CEO, commented “The First National Bank of Greencastle is in its final preparations to join in a partnership with Graystone Bank, located in Harrisburg, PA.  If approved by regulators and shareholders, The First National Bank of Greencastle will join with Graystone Bank to become Graystone Tower Bank.  The First National Bank of Greencastle will change its name to Tower Bank, a division of Graystone Tower Bank and Graystone Bank will change their name to Graystone Bank, a division of Graystone Tower Bank.

Graystone Bank is a well respected local bank and demonstrates the same qualities and attention to their customers and employees as we do.  The Board of Directors and Management of The First National Bank of Greencastle look forward to the partnership with Graystone Bank.”

Tower Bancorp, Inc. is the parent holding company for The First National Bank of Greencastle, providing 16 office locations and 22 ATMs throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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